For information, contact:

Shawn Hoyt

Interim CFO and General Counsel

Pegasystems Inc.

shawn.hoyt@pega.com

(617) 866-6136

Beth Lewis

Director, Investor and Public Relations

Pegasystems Inc.

beth.lewis@pega.com

(617) 866-6077

Pegasystems Announces Quarterly Cash Dividend

Strong Cash Position Supports Growth, Innovation and Value to Shareholders

$10 Million Stock Buyback Program Also Announced

CAMBRIDGE, Mass., June 1, 2006 -- Pegasystems Inc. (Nasdaq: PEGA), the leader in unified process and rules technology, today announced that its Board of Directors has approved a $0.03 per share quarterly cash dividend. The first dividend will be payable to shareholders of record as of July 3, 2006 with the payment to be made on July 17, 2006.

"With $117 million in cash and investments on hand, and $20 million in average annual positive cash flow from operations generated over the past four years, Pegasystems has a unique opportunity to provide immediate and ongoing value to shareholders, while also continuing to drive innovation and revenue growth," said Alan Trefler, Chairman and CEO, Pegasystems. "The Company's cash position, and strong positive cash flow from operations, provides the opportunity not only to continue to invest in our company and provide market-leading technology, but also to look at additional ways to provide shareholder value."

Pegasystems also announced that its Board of Directors has authorized the repurchase of up to $10 million of Pegasystems common stock, beginning on July 1, 2006 when the Company's current repurchase program expires. At the Company's discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions. Under the program, which expires June 30, 2007, shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

About Pegasystems

Pegasystems Inc. (Nasdaq: PEGA) provides software to automate complex, changing business processes. Pegasystems, the leader in unified process and rules technology, gives business people and IT departments the ability to use best processes across the enterprise and outperform their competition.

Our new class of Business Process Management (BPM) technology makes enterprise systems easy to use and easy to change. By automating policy manuals, system specifications and lines of manual coding with dynamically responsive updates, Pegasystems powers the world's most sophisticated organizations to Build for Change™.

Pegasystems' award-winning, standards-based BPM suite is complemented with best-practice solution frameworks to help leaders in the financial services, insurance, healthcare, manufacturing and government markets drive growth and productivity.

Headquartered in Cambridge, MA, Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

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